Exhibit 99.1

Contact:	Peter W. Keegan Chief Financial Officer (212) 521-2950 Mary Skafidas Investor and Public Relations (212) 521-2788

         NEWS RELEASE

LOEWS CORPORATION REPORTS
NET INCOME OF $282 MILLION FOR THE THIRD QUARTER OF 2013

NEW YORK, October 28, 2013—Loews Corporation (NYSE:L) today reported net income for the 2013 third quarter of $282 million, or $0.73 per share, compared to $177 million, or $0.45 per share, in the 2012 third quarter. Net income for the third quarter of 2013 and 2012 includes after tax non-cash ceiling test impairment charges of $42 million and $166 million at HighMount Exploration & Production LLC related to the carrying value of its natural gas and oil properties. Excluding these non-cash impairment charges, adjusted net income (non-GAAP) for the third quarter of 2013 and 2012 was $324 million and $343 million.

Net income for the nine months ended September 30, 2013 was $793 million, or $2.03 per share, compared to $600 million, or $1.51 per share, in the prior year period. Net income for the nine months ended September 30, 2013 and 2012 includes after tax non-cash ceiling test impairment charges of $134 million and $336 million at HighMount. Excluding these non-cash impairment charges, adjusted net income (non-GAAP) for the nine months ended September 30, 2013 and 2012 was $927 million and $936 million.

Book value per share excluding accumulated other comprehensive income (AOCI) increased to $49.94 at September 30, 2013 from $47.96 at September 30, 2012 and $47.94 at December 31, 2012.

CONSOLIDATED HIGHLIGHTS

	September 30,
	Three Months		Nine Months
(In millions, except per share data)	2013	2012	2013	2012

Income before net investment gains and impairment charges	$322	$339	$919	$901
Non-cash ceiling test impairment charges	(42)	(166)	(134)	(336)
Net investment gains	2	4	8	35
Net income attributable to Loews Corporation	$282	$177	$793	$600

Net income per share	$0.73	$0.45	$2.03	$1.51

	September 30,		Year Ended
	2013	2012	December 31, 2012

Book value per share	$49.99	$50.41	$49.67
Book value per share (excluding AOCI)	49.94	47.96	47.94

Three Months Ended September 30, 2013 Compared to 2012

Income before net investment gains and non-cash ceiling test impairment charges after tax decreased in 2013 as compared to 2012. This decrease is primarily due to lower earnings at Diamond Offshore Drilling Inc. and lower investment income at the parent company. These decreases were partially offset by higher earnings at CNA Financial Corporation.

CNA’s earnings increased primarily from improved non-catastrophe current accident year underwriting results and higher favorable net prior year development. These increases were partially offset by higher catastrophe losses and reduced results from the Life & Group Non-Core segment as a result of unfavorable morbidity in the long term care business.

Diamond Offshore’s earnings decreased primarily due to lower utilization and $35 million (after tax and noncontrolling interests) of lost revenue and bad debt write-offs relating to termination of rig contracts due to payment defaults by two customers. The decrease in utilization during 2013 is primarily due to downtime for scheduled surveys and shipyard projects. These decreases were partially offset by higher dayrates.

Boardwalk Pipeline Partners, LP’s earnings were flat as compared with the prior year. The contribution of results from Louisiana Midstream, acquired in October of 2012, and the sale of storage gas in 2013 were substantially offset by lower transportation revenues as a result of unfavorable contract renewal conditions.

Nine Months Ended September 30, 2013 Compared to 2012

Income before net investment gains and non-cash ceiling test impairment charges after tax increased in 2013 as compared to 2012. This increase is primarily due to higher earnings at CNA partially offset by the reasons discussed in the three month comparison above for Diamond Offshore as well as a prior year gain of $32 million (after tax and noncontrolling interests) from the sale of six jack-up rigs in 2012.

CNA’s earnings increased primarily from improved non-catastrophe current accident year underwriting results and higher investment income. These increases were partially offset by a lower level of favorable net prior year development in 2013 as compared to 2012 and higher catastrophe losses and reduced results from the Life & Group Non-Core segment as a result of unfavorable morbidity in the long term care business.

SHARE REPURCHASES

At September 30, 2013, there were 387.2 million shares of Loews common stock outstanding. During the three and nine months ended September 30, 2013, the Company purchased 0.9 million and 4.9 million shares of its common stock at an aggregate cost of $41 million and $218 million.

CONFERENCE CALLS

A conference call to discuss the third quarter results of Loews Corporation has been scheduled for 11:00 a.m. ET, today. A live webcast of the call will be available online at the Loews Corporation website at www.loews.com. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 74466046. An online replay will also be available on the Loews Corporation’s website following the call.

A conference call to discuss the third quarter results of CNA has been scheduled for 10:00 a.m. ET, today. A live webcast will be available at http://investor.cna.com. Those interested in participating in the question and answer session should dial (888) 287-5563, or for international callers, (719) 325-2494. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Boardwalk Pipeline has been scheduled for 9:00 a.m. ET, today. A live webcast will be available at www.bwpmlp.com. Those interested in participating in the question and answer session should dial (877) 703-6106 or for international callers, (857) 244-7305. The conference ID number is 76857337. Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software.

A conference call to discuss the third quarter results of Diamond Offshore was held on Thursday, October 24, 2013. An online replay is available on Diamond Offshore’s website at www.diamondoffshore.com.

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ABOUT LOEWS CORPORATION

Loews Corporation is one of the largest diversified companies in the United States. Its principal subsidiaries are CNA Financial Corporation (NYSE: CNA), a 90% owned subsidiary; Diamond Offshore Drilling, Inc. (NYSE: DO), a 50.4% owned subsidiary; Boardwalk Pipeline Partners, LP (NYSE: BWP), a 53% owned subsidiary; HighMount Exploration & Production LLC, a wholly owned subsidiary; and Loews Hotels, a wholly owned subsidiary.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website at www.loews.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	September 30,
(In millions)	Three Months		Nine Months
	2013	2012	2013	2012
Revenues:
CNA Financial	$2,499	$2,457	$7,485	$7,050
Diamond Offshore (a)	706	730	2,198	2,319
Boardwalk Pipeline	288	271	921	862
HighMount	62	74	196	219
Loews Hotels	95	98	290	272
Investment income and other	50	78	59	66
	3,700	3,708	11,149	10,788
Investment gains (losses):
CNA Financial	5	8	15	62
Corporate and other	(1)	(1)	(1)	(3)
	4	7	14	59
Total	$3,704	$3,715	$11,163	$10,847

Income (Loss) Before Income Tax:
CNA Financial	$373	$306	$1,005	$851
Diamond Offshore (a)	131	234	593	732
Boardwalk Pipeline	60	58	226	216
HighMount
Operations	6	13	21	28
Ceiling test impairment charge	(65)	(261)	(210)	(527)
Loews Hotels	(2)	(1)		17
Investment income, net	50	79	58	70
Other (b)	(37)	(26)	(94)	(82)
	516	402	1,599	1,305
Investment gains (losses):
CNA Financial	5	8	15	62
Corporate and other	(1)	(1)	(1)	(3)
	4	7	14	59
Total	$520	$409	$1,613	$1,364

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial	$244	$195	$639	$540
Diamond Offshore (a)	44	83	213	264
Boardwalk Pipeline (c)	19	20	74	80
HighMount
Operations	5	8	14	17
Ceiling test impairment charge	(42)	(166)	(134)	(336)
Loews Hotels	1	(1)	2	9
Investment income, net	33	53	39	47
Other (b)	(24)	(19)	(62)	(56)
	280	173	785	565
Investment gains (losses):
CNA Financial	3	5	9	37
Corporate and other	(1)	(1)	(1)	(2)
	2	4	8	35
Net income attributable to Loews Corporation	$282	$177	$793	$600

(a)	Includes a $76 million gain ($32 million after tax and noncontrolling interests) for the nine months ended September 30, 2012 related to the sale of jack-up rigs.
(b)	Consists primarily of corporate interest expense and other unallocated expenses.
(c)	Represents a 52.6%, 59.2%, 54.1% and 60.7% ownership interest in Boardwalk Pipeline for the respective periods.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	September 30,
(In millions, except per share data)	Three Months		Nine Months
	2013	2012	2013	2012
Revenues:
Insurance premiums	$1,825	$1,781	$5,389	$5,098
Net investment income	647	682	1,867	1,794
Investment gains	4	7	14	59
Contract drilling revenues	691	714	2,136	2,195
Other	537	531	1,757	1,701
Total	3,704	3,715	11,163	10,847

Expenses:
Insurance claims & policyholders’ benefits	1,414	1,435	4,364	4,164
Contract drilling expenses	420	358	1,164	1,160
Other (a)	1,350	1,513	4,022	4,159
Total	3,184	3,306	9,550	9,483

Income before income tax	520	409	1,613	1,364
Income tax expense	(136)	(99)	(419)	(337)

Net income	384	310	1,194	1,027
Amounts attributable to noncontrolling interests	(102)	(133)	(401)	(427)
Net income attributable to Loews Corporation	$282	$177	$793	$600

Diluted income per share attributable to Loews Corporation	$0.73	$0.45	$2.03	$1.51

Weighted diluted number of shares	388.14	395.29	389.96	396.64

(a)
Includes non-cash impairment charges of $65 million and $261 million ($42 million and $166 million after tax) for the three months ended September 30, 2013 and 2012 and $210 million and $527 million ($134 million and $336 million after tax) for the nine months ended September 30, 2013 and 2012 related to the carrying value of HighMount’s natural gas and oil properties.